Exhibit 99.1

FOR IMMEDIATE RELEASE

NATIONAL HOLDINGS CORPORATION REPORTS FISCAL FIRST QUARTER 2015 FINANCIAL RESULTS; ANNOUNCES PENDING UPLIST TO NASDAQ CAPITAL MARKET

Management to Host Conference Call on February 23, 2015 at 5:00 p.m. ET

NEW YORK, February 17, 2015 – National Holdings Corporation (OTC BB: NHLD) (”National Holdings” or the “Company”), a full-service investment banking and asset management firm, today announced financial results for the Company’s fiscal first quarter ended December 31, 2014.

Fiscal First Quarter and Year-To-Date 2015 Highlights

●	Generated total revenues of $41.2 million, compared with revenues of $41.2 million for the same period last year
●	Increased investment banking revenues by 54% to $5.1 million, compared with revenues of $3.3 million for the same period last year
●

Approved 1:10 reverse stock split, pursuant to the authorization previously granted by stockholders at the Company’s most recent Annual Meeting, and in advance of pending uplist to NASDAQ Capital Market

●	Maintained strong balance sheet with over $21 million in cash and no debt

Robert Fagenson, National Holdings’ Executive Chairman and Chief Executive Officer, commented, “During this quarter, we benefited from strong growth in investment banking revenues and solid performances from our retail brokerage, accounting and asset management segments, which all contributed to maintaining our top line results. Despite maintaining revenue levels, operating income was impacted by a lower margin revenue mix due in large part to a decline in alternative investment product sales.

October was a good month financially. However, on October 29th one of our major issuers of alternative investment products made a series of announcements that introduced questions regarding their accounting practices. Accordingly in November, we immediately suspended the availability of a number of the issuer’s products on our platform, which resulted in a negative effect on revenue and net income for the remainder of the quarter. We believe the determination and action to suspend availability of these products was made appropriately in the best interests of our customers and our retail branch network and was the right thing to do.

We are hopeful that with additional information that is now available regarding the issuer and the resumption of availability of certain of their products together with an expanded array of alternative products now being offered throughout our network, that we will see sales of alternatives rebound in our current and successive quarters.

The completion of our 1:10 reverse split later this week is the last significant milestone on our road to up-listing our shares to the NASDAQ Capital Market, which we expect will occur shortly after the required post split trading period in early March. Our balance sheet remains strong with over $21 million in cash and no debt which gives us the flexibility we need to act quickly on expansion opportunities as they present themselves.”

Mark Goldwasser, National Holdings’ President and Chief Executive Officer of the Company’s broker-dealer subsidiary, National Securities, added, “Our investment banking and asset management businesses remained strong in the first fiscal quarter of 2015 achieving 54% and 18% revenue growth as compared to the same quarter in 2014. Our pipeline remains in excellent shape showing an increasing list of corporate clients seeking our services. We served as lead or co-lead manager in 10 transactions for emerging growth companies during the quarter. While the interruption in alternative investment sales negatively impacted the quarter, we believe successive quarters will reflect the strongest periods for our tax and accounting segments as well as the final stage of our planned integration and cost benefits resulting from our successful Gilman acquisition as well as continuing additions to our network of quality brokers. I am aware that many of our shareholders have been anxiously awaiting our move to the NASDAQ Capital Market which we now expect to occur during the first week of March.”

Alan Levin, National Holdings’ Chief Financial Officer, commented, “When comparing revenues for the current quarter to the same quarter last year, it is interesting to note that in the first fiscal quarter of 2014, the company recorded realized and unrealized profit of $338,000, as compared to $20,000 the first fiscal quarter of 2015. These profits are on positions that the Company had acquired from investment banking transactions in prior years.”

Fiscal First Quarter Ended December 31, 2014 Financial Review

National Holdings reported fiscal first quarter 2015 revenue of $41.2 million, which is in line with total revenue in the fiscal first quarter 2014. The Company experienced a 54% increase in investment banking revenues to $5.1 million and investment advisory fees increased 18% to $3.8 million, offset by a 12% decline in commission revenues due to reduced sales of certain alternative investments. Revenues from the Company’s tax and accounting business also increased 41% to $0.8 million.

Total expenses increased 1% to $40.7 for the quarter ended December 31, 2014, compared with $40.1 million in the quarter ended December 31, 2013. The increase in total expenses is due to an increase in commissions, compensation and fees which is partly the result of higher commissions payout as a percentage of revenues due to accelerated payouts to newly added producers as well as higher payouts due to product mix.

Adjusted EBITDA, a non-GAAP measure, was $1.0 million in the quarter ended December 31, 2014, compared with $1.6 million in the quarter ended December 31, 2013.

Income from operations for the three months ended December 31, 2014 was $0.5 million, compared with $1.1 million for the three months ended December 31, 2013. The decline was partially attributable to the revenue recognized from the exercise of warrants and shares in the prior year quarter, as discussed above. On a GAAP basis, net income for the three months ended December 31, 2014 was $0.3 million, or $0.00 per basic and diluted share, compared with net income of $1.0 million, or $0.01 per basic and diluted share in 2013.

Balance Sheet

As of December 31, 2014, National Holdings had $21.8 million in cash and no long term debt. The Company reported total stockholders’ equity of approximately $45.0 million, which represents a slight increase from September 30, 2014.

Business Update

FINRA Approval of 1:10 Reverse Split of Common Stock

National Holdings Board of Directors has approved moving forward with the reverse split of the Company’s issued and outstanding common stock at a fixed ratio of 1-for-10, pursuant to the authorization previously granted by stockholders at the Company’s most recent Annual Meeting. Subject to the completion of the necessary notice and waiting period required by FINRA, the reverse stock split will be effective at the close of market trading on February 19, 2015 and is intended to facilitate the listing of National Holding's common stock on the NASDAQ Capital Market which is anticipated to occur in early March.

Conference Call

National Holdings will host a conference call to discuss its fiscal first quarter 2015 financial results and provide a business update on Monday, February 23, 2015, at 5:00 p.m. ET. To access the teleconference, please dial (706) 902-2067 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID # 89072097.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through March 2, 2015. The teleconference replay can be accessed by dialing (404) 537-3406 (domestic and international) and entering the ID# 89072097. An audio file replay will also be available on the investor relations portion of National Holding’s website at http://www.nhldcorp.com/investors.aspx.

About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high net-worth clients. With over 1,100 independent advisors, brokers, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National Holdings operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation, National Asset Management, Inc. and Gilman Ciocia, Inc. The Company was founded in 1947 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

Safe Harbor Statements

This release contains forward-looking statements within the meaning of the federal securities laws. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Information on significant potential risks and uncertainties that may also cause differences include, but is not limited to, those mentioned by National Holdings from time to time in their filings with the SEC. The words “may,” “will,” “believe,” “estimate,” “expect,” “plan,” “intend,” “project,” “anticipate,” “could,” “would,” “should,” “seek,” “continue,” “pursue” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. National Holdings undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may be disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of our Annual Report on Form 10-K and in or periodic reports on Form 10-Q, and, therefore, readers should not place undue reliance on these forward-looking statements.

Contacts:

National Holdings Corporation

Robert Fagenson, 212-417-8210

Or

Prosek Partners

Nick Rust, 212-279-3115

nrust@prosek.com

Source: National Holdings Corporation

(Financial Tables Follow)

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	December 31,	September 30,
	2014	2014
	(Unaudited)
ASSETS
Cash	$21,802,000	$24,465,000
Restricted Cash	217,000	92,000
Cash deposits with clearing organizations	1,005,000	1,005,000
Securities owned, at fair value	1,421,000	1,061,000
Receivables from broker-dealers and clearing organizations	3,407,000	4,985,000
Forgivable loans receivable	793,000	662,000
Other receivables, net	3,735,000	3,998,000
Prepaid expenses	1,579,000	932,000
Fixed assets, net	879,000	752,000
Intangible assets, net	7,398,000	7,595,000
Goodwill	6,531,000	6,531,000
Deferred tax asset, net	11,753,000	11,925,000
Other assets, principally refundable deposits	64,000	790,000
Total Assets	$61,174,000	$64,793,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Securities sold, but not yet purchased, at fair value	$19,000	$55,000
Accrued commissions and payroll payable	10,689,000	13,520,000
Accounts payable and accrued expenses	4,465,000	5,636,000
Deferred clearing credit	945,000	971,000
Other	62,000	79,000
Total Liabilities	16,180,000	20,261,000

Stockholders’ Equity
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none outstanding
Common stock $0.02 par value, 150,000,000 shares authorized; 124,454,783 issued and outstanding at December 31, 2014 and at September 30, 2013	2,490,000	2,490,000
Additional paid-in-capital	77,764,000	77,596,000
Accumulated deficit	(35,275,000)	(35,569,000)

Total National Holdings Corporation Stockholders’ Equity	44,979,000	44,517,000

Non-Controlling interest	15,000	15,000
Total Stockholders’ Equity	44,994,000	44,532,000

Total Liabilities and Stockholders’ Equity	$61,174,000	$64,793,000

NATIONAL HOLDINGS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Month Period Ended December 31,
	2014	2013
Revenues
Commissions	$24,416,000	$27,607,000
Net dealer inventory gains	3,439,000	3,158,000
Investment banking	5,122,000	3,333,000
Investment advisory	3,825,000	3,240,000
Interest and dividends	831,000	933,000
Transfer fees and clearing services	2,715,000	2,316,000
Tax preparation and accounting	759,000	538,000
Other	94,000	56,000
Total Revenues	41,201,000	41,181,000

Operating Expenses
Commissions, compensation and fees	35,288,000	34,599,000
Clearing fees	642,000	1,037,000
Communications	1,248,000	1,140,000
Occupancy	1,021,000	953,000
License and registration	400,000	446,000
Professional fees	725,000	869,000
Interest	4,000	16,000
Depreciation and amortization	281,000	264,000
Other administrative expenses	1,077,000	790,000
Total Operating Expenses	40,686,000	40,114,000

Income before Income Tax Expense	515,000	1,067,000

Income tax expense	221,000	108,000

NET INCOME ATTRIBUTABLE TO NATIONAL HOLDINGS CORPORATION	$294,000	$959,000

Net income per share of common stock - Basic	$0.00	$0.01
Net income per share of common stock - Diluted	$0.00	$0.01

Weighted number of shares outstanding - Basic	124,454,783	119,797,610
Weighted number of shares outstanding - Diluted	124,916,096	121,269,503

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management uses Earnings before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) and adjusted EBITDA as financial measures to evaluate the profitability and efficiency of the Company’s business model. EBITDA and adjusted EBITDA are not presented in accordance with GAAP.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

National Holdings Corporation

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

	Three Months Ended December 31,
	2014	2013

Net income, as reported	$294,000	$959,000
Interest expense	4,000	16,000
Income taxes	221,000	107,000
Depreciation	77,000	100,000
Amortization	197,000	164,000
EBITDA	793,000	1,346,000
Non-cash compensation expense	168,000	210,000
Forgivable loan amortization	66,000	52,000
EBITDA, as adjusted	$1,027,000	$1,608,000

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